Exhibit 99.1

AUGUSTA GOLD ANNOUNCES ACQUISITION BY ANGLOGOLD ASHANTI FOR C$1.70 PER SHARE

Vancouver, B.C., July 16, 2025 – Augusta Gold Corp. (TSX: G; OTCQB: AUGG) (“Augusta Gold” or the “Company”) is pleased to announce that it has entered into a definitive merger agreement (the “Agreement”) with AngloGold Ashanti plc (“AngloGold Ashanti”) and certain of its affiliates, pursuant to which AngloGold Ashanti will acquire all of the Company’s issued and outstanding shares of common stock at a price of C$1.70 per share of common stock (the “Price”) in cash (the “Transaction”). The Price implies an enterprise value of approximately C$197 million, comprised of a fully-diluted equity value for the Company of approximately C$152 million and repayment of certain stockholder loans that amounted to approximately C$45 million at March 31, 2025.

Benefits to Augusta Gold Stockholders

•	The Price represents a premium of approximately 28% to the closing price of the Company’s common stock on the Toronto Stock Exchange (“TSX”) on July 15, 2025, the last trading day prior to the announcement of the Transaction and approximately 37% to the volume-weighted average share price on the TSX over the 20 trading days prior to such date.
•	All-cash consideration provides immediate liquidity to Augusta Gold stockholders.
•	Offer has minimal conditions, will be funded by AngloGold Ashanti’s existing cash on hand, and is not subject to AngloGold Ashanti stockholder approval.
•	The Transaction removes future dilution, commodity price, development, and execution risk.
•	AngloGold Ashanti is a highly credible and capable counterparty with an established track record of successful M&A.

Richard Warke, Executive Chairman of Augusta Gold, commented, “The offer from AngloGold Ashanti represents a compelling offer to stockholders, locking in a meaningful premium and immediate liquidity as compared to waiting for the Reward Project to commence construction and then produce by mid-2027. Constructing the Reward Project would require additional dilution to raise the required equity, substantial time for construction, and time to get the mine operating at capacity. Taking the foregoing factors into consideration, I believe that the offer from AngloGold Ashanti represents a clearly superior path forward for stockholders.”

The Transaction is expected to close in the fourth quarter of 2025, subject to the satisfaction of customary closing conditions, including the approval of the holders of a majority of the outstanding shares of Augusta Gold common stock, as well as a majority of the votes cast by holders of outstanding shares of Augusta Gold common stock, excluding certain related parties required to be excluded in accordance with Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions (the “Related Parties”), at a stockholder meeting expected to be held in the fourth quarter of 2025. Pursuant to the Transaction, Augusta Gold will become an indirect wholly-owned subsidiary of AngloGold Ashanti and Augusta Gold’s shares of common stock will no longer be publicly traded on any market.

The Augusta Board unanimously approved and recommends that Augusta Gold’s stockholders approve and adopt the Agreement and the Transaction. Prior to the Augusta Board approval, the audit committee of the Augusta Board reviewed and recommended that the Augusta Board approve the Agreement and the Transaction. All directors and certain executive officers of Augusta Gold, as well as Augusta Investments Inc., holding, in aggregate, approximately 31.5% of Augusta Gold’s issued and outstanding shares of common stock, have entered into voting support agreements with AngloGold Ashanti, pursuant to which they have agreed, among other things, to vote their Augusta Gold shares of common stock in favor of adopting the Agreement and the Transaction.

National Bank Financial Inc. provided a fairness opinion to the Augusta Board dated July 15, 2025, stating that, as of the date of such opinion and based upon and subject to the assumptions, limitations and qualifications stated in such opinion, the consideration to be received by Augusta Gold stockholders under the Transaction is fair, from a financial point of view, to such Augusta Gold stockholders, other than the Related Parties.

Pursuant to the Transaction, all Augusta Gold warrants that are in-the-money and outstanding at the effective time of the Transaction will be cancelled and settled for their in-the-money value, if any.

This communication is being made in respect of the Transaction involving Augusta Gold and AngloGold Ashanti. In connection with the Transaction, Augusta Gold intends to file relevant materials with the U.S. Securities and Exchange Commission (the “SEC”) and Canadian securities regulators, including a proxy statement/information circular on Schedule 14A. Promptly after filing its definitive proxy statement/information circular with the SEC and Canadian securities regulators, Augusta Gold will mail the definitive proxy statement/information circular, related materials and a proxy card to each stockholder of Augusta Gold entitled to vote at the stockholder meeting of Augusta Gold relating to the Transaction.

Full details of the Transaction and the Agreement will be included in the Company’s proxy statement/information circular, which will be mailed to Augusta Gold stockholders and made available on SEDAR+ and EDGAR under the issuer profile of the Company.

Additional Information About the Proposed Transaction and Where to Find it

This communication is not a substitute for the proxy statement/information circular or any other document that Augusta Gold may file with the SEC or Canadian securities regulators or send to the stockholders in connection with the Transaction. The materials to be filed by Augusta Gold will be made available to Augusta Gold’s investors and stockholders at no expense to them and copies may be obtained free of charge on Augusta Gold’s website at www.augustagold.com. In addition, all of those materials will be available at no charge on the SEC’s website at www.sec.gov and on SEDAR+. INVESTORS AND STOCKHOLDERS ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY THE PROXY STATEMENT/INFORMATION CIRCULAR AND OTHER MATERIALS FILED WITH THE SEC OR CANADIAN SECURITIES REGULATORS, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE TRANSACTION, AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT AUGUSTA GOLD, THE TRANSACTION, AND RELATED MATTERS.

Participants in the Solicitation

Augusta Gold and its directors, executive officers, other members of its management and employees may be deemed to be participants in the solicitation of proxies of Augusta Gold stockholders in connection with the Transaction under SEC rules. Investors and stockholders may obtain more detailed information regarding the names, affiliations and interests of Augusta Gold’s executive officers and directors in the solicitation by reading the Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed on March 18, 2025, with the SEC and Canadian securities regulators, and the proxy statement/information circular and other relevant materials that will be filed with the SEC and Canadian securities regulators in connection with the Transaction when they become available. To the extent holdings of Augusta Gold’s securities by their respective directors or executive officers have changed since the amounts set forth in such Form 10-K for the fiscal year ended December 31, 2024, such changes have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC, including the Form 4 filed by Richard Warke on March 13, 2025. Information concerning the interests of Augusta Gold’s participants in the solicitation, which may, in some cases, be different than those of the Augusta Gold’s stockholders generally, will be set forth in the proxy statement/information circular relating to the proposed Transaction when it becomes available.

Advisors and Counsel

National Bank Financial Inc. is acting as financial advisor to Augusta Gold. Dorsey & Whitney LLP and Cassels Brock & Blackwell LLP are acting as legal counsel to Augusta Gold in the United States and Canada, respectively. National Bank Financial Inc. has also provided a fairness opinion to the Augusta Board.

Enquiries

Telephone: 604-638-1468

Email: info@augustagold.com

About Augusta Gold

Augusta Gold is an exploration and development company focused on its Reward and Bullfrog gold projects located in the prolific Bullfrog mining district approximately 120 miles north-west of Las Vegas, Nevada and just outside of Beatty, Nevada. The Company is led by a management team and board of directors with a proven track record of success in financing and developing mining assets and delivering shareholder value.

Forward Looking Statements

Certain statements and information contained in this new release constitute “forward-looking statements”, and “forward-looking information” within the meaning of applicable securities laws (collectively, “forward-looking statements”). These statements appear in a number of places in this news release and include statements regarding our intent, or the beliefs or current expectations of our officers and directors, including statements with respect to the benefits of the Transaction to Augusta Gold stockholders, the anticipated meeting date and mailing of the proxy statement/information circular to stockholders, timing for the completion of the Transaction, receiving the required stockholder approvals of the Transaction and regulatory approvals. When used in this news release words such as “to be”, “will”, “planned”, “expected”, “potential”, “anticipated” and similar expressions are intended to identify these forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements and/or information are reasonable, undue reliance should not be placed on forward-looking statements since the Company can give no assurance that such expectations will prove to be correct. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results or events to vary materially from those anticipated in such forward-looking statements, including risks that the conditions to the Transaction will not be achieved in a timely manner, if at all, the ability to obtain requisite regulatory and stockholder approvals and the satisfaction of other conditions to the consummation of the proposed Transaction on the proposed terms and schedule; potential impact of the announcement or consummation of the proposed Transaction on relationships, including with regulatory bodies, employees, suppliers, customers and competitors; changes in applicable laws; the diversion of management time on the proposed Transaction; the possibility that competing offers may be made, and the risks, uncertainties and other factors identified in the Company’s periodic filings with Canadian securities regulators and the United States Securities and Exchange Commission. Such forward-looking statements are based on various assumptions, including assumptions made with regard to general business and economic conditions, metals prices, the timely receipt of necessary approvals, the Company’s ability to comply with the terms and conditions of the Agreement, and no unplanned delays or interruptions. While the Company considers these assumptions to be reasonable, based on information currently available, they may prove to be incorrect. Except as required by applicable law, we assume no obligation to update or to publicly announce the results of any change to any forward-looking statement contained herein to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward- looking statements. If we update any one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements. You should not place undue importance on forward-looking statements and should not rely upon these statements as of any other date. All forward-looking statements contained in this news release are expressly qualified in their entirety by this cautionary statement.